As filed with the Securities and Exchange Commission on August 7, 2013

Registration No. 333-189960

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THIRD POINT REINSURANCE LTD.

(Exact name of registrant as specified in its charter)

Bermuda	6331	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

The Waterfront, Chesney House

96 Pitts Bay Road

Pembroke HM 08 Bermuda

+1 441 542-3300

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Registered Agent Solutions, Inc.

99 Washington Avenue

Suite 1008

Albany, NY 12260

(888) 705-7274

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Steven J. Slutzky, Esq.	John R. Berger	Michael Groll, Esq.
Debevoise & Plimpton LLP	Chief Executive Officer	Willkie Farr & Gallagher LLP
919 Third Avenue	Third Point Reinsurance Ltd.	787 Seventh Avenue
New York, New York 10022	96 Pitts Bay Road	New York, New York
(212) 909-6000	Pembroke HM 08 Bermuda	(212) 728-8000
+1 441 542-3300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

The sole purpose of this Amendment No. 4 to the Registration Statement on Form S-1 (Registration No. 333-189960) is to file certain exhibits to the registration statement as indicated in Item 16(a) of Part II of this amendment. No change is made to Part I or Part II of the registration statement, other than Item 16(a) of Part II. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II, the signature page of the registration statement and the exhibits filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by our company in connection with the sale of common shares being registered. All amounts are estimates except the SEC registration fee and the FINRA filing fees.

SEC registration fee	$50,543.78
FINRA filing fee	$56,083.00
NYSE listing fee	$250,000.00
Printing and engraving expenses	$450,000.00
Legal fees and expenses	$3,000,000.00
Accounting fees and expenses	$1,000,000.00
Blue Sky fees and expenses (including legal fees)	$50,000.00
Transfer agent and registrar fees and expenses	$10,000.00
Miscellaneous	$75,000.00

Total	$4,935,543.78

Item 14. Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Bermuda Companies Act.

In connection with this offering, we intend to adopt provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our bye-laws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insurance. We maintain directors’ and officers’ liability insurance, which covers directors and officers of our company against certain claims or liabilities arising out of the performance of their duties.

Indemnification Agreements. We intend to enter into agreements to indemnify our directors and executive officers. These agreements will provide for indemnification of our directors and executive officers to the fullest extent permitted by applicable Bermuda law against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by us or in our right, arising out of such person’s services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provided services at our company’s request.

Underwriting Agreement. Our underwriting agreement with the underwriters will provide for the indemnification of the directors and officers of our company against specified liabilities related to this prospectus under the Securities Act in certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

On December 22, 2011 the company sold 78,432,132 shares of common shares to 187 accredited investors for an aggregate price of $785.0 million. Such sale was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as a transaction not involving any public offering.

No underwriters were involved in the foregoing sales of securities.

The sales and issuances described above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(a)(2) of the Securities Act, based on the following: (a) a private offering in connection with the initial capitalization of our company; or (b) (i) the investors confirmed to us that they were either “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act or had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (ii) there was no public offering or general solicitation with respect to the offering; (iii) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (iv) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

1.1**	Form of Underwriting Agreement

3.1**	Memorandum of Association

3.1.1**	Form of Certificate of Deposit of Memorandum of Increase of Share Capital

3.2**	Form of Bye-laws of Third Point Reinsurance Ltd.

4.1**	Specimen Common Share Certificate

4.2**	Registration Rights Agreement, by and among Third Point Reinsurance Ltd. and each of the Members, dated as of December 22, 2011

4.3**	Warrant to Purchase Common Shares issued to KEP TP Holdings, L.P., dated as of December 22, 2011

4.4**	Warrant to Purchase Common Shares issued to KIA TP Holdings, L.P., dated as of December 22, 2011

4.5**	Warrant to Purchase Common Shares issued to Pine Brook LVR, L.P., dated as of December 22, 2011

4.6**	Warrant to Purchase Common Shares issued to P RE Opportunities Ltd., dated as of December 22, 2011

4.7**	Warrant Subscription Agreement, by and among Third Point Reinsurance Ltd. and each of the signatories thereto, dated as of December 22, 2011

4.8**	Agreement among Members by and among Third Point Reinsurance Ltd. and each of the Members, dated as of December 22, 2011

4.9**	Founders’ Agreement, by and among Third Point Reinsurance Ltd., KEP TP Bermuda Ltd., KIA TP Bermuda Ltd., Pine Brook L VR, L.P., P RE Opportunities Ltd. and Dowling Capital Partners I, L.P.

5.1	Opinion of Conyers Dill & Pearman Limited

8.1**	Opinion of Debevoise & Plimpton LLP as to Certain Tax Matters

10.1**	Joint Venture and Investment Management Agreement, by and among Third Point Reinsurance Ltd., Third Point Reinsurance Company, Ltd., Third Point Advisors LLC and Third Point LLC, dated as of December 22, 2011

10.2**	Employment Agreement between Third Point Reinsurance Ltd. and John R. Berger, dated as of December 22, 2011

10.3**	Employment Agreement between Third Point Reinsurance Ltd. and J. Robert Bredahl, dated as of January 26, 2012

10.4**	Employment Agreement between Third Point Reinsurance Ltd. and Daniel Victor Malloy III, dated as of January 23, 2012

10.5**	Share Incentive Plan

10.6**	Form of Restricted Share Award Agreement

10.7**	Form of Nonqualified Share Option Agreement under the Share Incentive Plan

10.8**	Form of Director Service Agreement

10.9**	Management Compensation Cash Bonus Pool

10.10**	Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan

10.11**	Third Point Reinsurance Ltd. Annual Incentive Plan

10.12**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Daniel S. Loeb, dated as of December 16, 2011

Exhibit No.	Description

10.13**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Daniel S. Loeb 2010 Grantor, dated as of December 22, 2011

10.14**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Third Point Advisors L.L.C. dated as of December 22, 2011

10.15**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Third Point Opportunities Master Fund L.P., dated as of December 22, 2011

10.16**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Dowling Capital I, LLC, dated as of December 19, 2011

10.17**	Subscription Agreement by and between Third Point Reinsurance Ltd. and John R. Berger, dated as of December 22, 2011

10.18**	Subscription Agreement by and between Third Point Reinsurance Ltd. and KEP TP Holdings, L.P., dated as of December 22, 2011

10.19**	Subscription Agreement by and between Third Point Reinsurance Ltd. and KIA TP Holdings, L.P., dated as of December 22, 2011

10.20**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Pine Brook L VR, L.P., dated as of December 22, 2011

10.21**	Subscription Agreement by and between Third Point Reinsurance Ltd. and P RE Opportunities Ltd., dated as of December 22, 2011

10.22**	Trademark License Agreement between Third Point LLC and Third Point Reinsurance Ltd., dated as of December 22, 2011

10.23**	Trademark License Agreement between Third Point LLC and Third Point Reinsurance Company Ltd., dated as of December 22, 2011

10.24**	Net Retained Lines Quota Share Reinsurance Contract issued to Narragansett Bay Insurance Company, dated as of January 31, 2013

10.25**	Shareholders Agreement between Third Point Reinsurance Investment Management Ltd., Third Point Reinsurance Ltd. and Hiscox Insurance Company (Bermuda) Limited, dated as of December 11, 2012

10.26†	Letter Agreement dated as of December 22, 2011

10.27**	Form of Section 409A Specified Employee Policy

10.28**	Form of Director and Officer Indemnification Agreement

14.1	[reserved]

21.1**	List of Subsidiaries

23.1	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

23.2**	Consent of Debevoise & Plimpton LLP (included in Exhibit 8.1)

23.3**	Consent of Ernst & Young, Ltd. Independent Registered Public Accounting Firm

24.1**	Power of Attorney of John R. Berger

24.2**	Power of Attorney of Christopher L. Collins

24.3**	Power of Attorney of Steven E. Fass

24.4**	Power of Attorney of Mary R. Hennessy

24.5**	Power of Attorney of William L. Spiegel

Exhibit No.	Description

24.6**	Power of Attorney of Joshua L. Targoff

24.7**	Power of Attorney of Christopher S. Coleman

99.1	[reserved]

99.2	[reserved]

99.3	[reserved]

99.4	[reserved]

99.5**	Form F-N

**	Previously filed.
†	Certain provisions of this exhibit have been omitted and separately submitted to the Securities and Exchange Commission pursuant to a request for confidential treatment.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Third Point Reinsurance Ltd. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on this 7th day of August, 2013.

Third Point Reinsurance Ltd.

By:	/s/ John R. Berger
Name: John R. Berger
Title: Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Berger John R. Berger	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 7, 2013

/s/ J. Robert Bredahl J. Robert Bredahl	Chief Financial Officer and Chief Operating Officer	August 7, 2013

/s/ Christopher S. Coleman Christopher S. Coleman	Chief Accounting Officer	August 7, 2013

* Christopher L. Collins	Director	August 7, 2013

* Steven E. Fass	Director	August 7, 2013

* Mary R. Hennessy	Director	August 7, 2013

* William Spiegel	Director	August 7, 2013

* Joshua L. Targoff	Director	August 7, 2013

By:	/s/ Tonya L. Marshall
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1**	Form of Underwriting Agreement

3.1**	Memorandum of Association

3.1.1**	Form of Certificate of Deposit of Memorandum of Increase of Share Capital

3.2**	Form of Bye-laws of Third Point Reinsurance Ltd.

4.1**	Specimen Common Share Certificate

4.2**	Registration Rights Agreement, by and among Third Point Reinsurance Ltd. and each of the Members, dated as of December 22, 2011

4.3**	Warrant to Purchase Common Shares issued to KEP TP Holdings, L.P., dated as of December 22, 2011

4.4**	Warrant to Purchase Common Shares issued to KIA TP Holdings, L.P., dated as of December 22, 2011

4.5**	Warrant to Purchase Common Shares issued to Pine Brook LVR, L.P., dated as of December 22, 2011

4.6**	Warrant to Purchase Common Shares issued to P RE Opportunities Ltd., dated as of December 22, 2011

4.7**	Warrant Subscription Agreement, by and among Third Point Reinsurance Ltd. and each of the signatories thereto, dated as of December 22, 2011

4.8**	Agreement among Members by and among Third Point Reinsurance Ltd. and each of the Members, dated as of December 22, 2011

4.9**	Founders’ Agreement, by and among Third Point Reinsurance Ltd., KEP TP Bermuda Ltd., KIA TP Bermuda Ltd., Pine Brook LVR, L.P., P RE Opportunities Ltd. and Dowling Capital Partners I, L.P.

5.1	Opinion of Conyers Dill & Pearman Limited

8.1**	Opinion of Debevoise & Plimpton LLP as to Certain Tax Matters

10.1**	Joint Venture and Investment Management Agreement, by and among Third Point Reinsurance Ltd., Third Point Reinsurance Company, Ltd., Third Point Advisors LLC and Third Point LLC, dated as of December 22, 2011

10.2**	Employment Agreement between Third Point Reinsurance Ltd. and John R. Berger, dated as of December 22, 2011

10.3**	Employment Agreement between Third Point Reinsurance Ltd. and J. Robert Bredahl, dated as of January 26, 2012

10.4**	Employment Agreement between Third Point Reinsurance Ltd. and Daniel Victor Malloy III, dated as of January 23, 2012

10.5**	Share Incentive Plan

10.6**	Form of Restricted Share Award Agreement

10.7**	Form of Nonqualified Share Option Agreement under the Share Incentive Plan

10.8**	Form of Director Service Agreement

10.9**	Management Compensation Cash Bonus Pool

10.10**	Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan

10.11**	Third Point Reinsurance Ltd. Annual Incentive Plan

10.12**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Daniel S. Loeb, dated as of December 16, 2011

10.13**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Daniel S. Loeb 2010 Grantor, dated as of December 22, 2011

Exhibit No.	Description

10.14**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Third Point Advisors L.L.C. dated as of December 22, 2011

10.15**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Third Point Opportunities Master Fund L.P., dated as of December 22, 2011

10.16**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Dowling Capital I, LLC, dated as of December 19, 2011

10.17**	Subscription Agreement by and between Third Point Reinsurance Ltd. and John R. Berger, dated as of December 22, 2011

10.18**	Subscription Agreement by and between Third Point Reinsurance Ltd. and KEP TP Holdings, L.P., dated as of December 22, 2011

10.19**	Subscription Agreement by and between Third Point Reinsurance Ltd. and KIA TP Holdings, L.P., dated as of December 22, 2011

10.20**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Pine Brook LVR, L.P., dated as of December 22, 2011

10.21**	Subscription Agreement by and between Third Point Reinsurance Ltd. and P RE Opportunities Ltd., dated as of December 22, 2011

10.22**	Trademark License Agreement between Third Point LLC and Third Point Reinsurance Ltd., dated as of December 22, 2011

10.23**	Trademark License Agreement between Third Point LLC and Third Point Reinsurance Company Ltd., dated as of December 22, 2011

10.24**	Net Retained Lines Quota Share Reinsurance Contract issued to Narragansett Bay Insurance Company, dated as of January 31, 2013

10.25**	Shareholders Agreement between Third Point Reinsurance Investment Management Ltd., Third Point Reinsurance Ltd. and Hiscox Insurance Company (Bermuda) Limited, dated as of December 11, 2012

10.26†	Letter Agreement dated as of December 22, 2011

10.27**	Form of Section 409A Specified Employee Policy

10.28**	Form of Director and Officer Indemnification Agreement

14.1	[reserved]

21.1**	List of Subsidiaries

23.1	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

23.2**	Consent of Debevoise & Plimpton LLP (included in Exhibit 8.1)

23.3**	Consent of Ernst & Young, Ltd. Independent Registered Public Accounting Firm

24.1**	Power of Attorney of John R. Berger

24.2**	Power of Attorney of Christopher L. Collins

24.3**	Power of Attorney of Steven E. Fass

24.4**	Power of Attorney of Mary R. Hennessy

24.5**	Power of Attorney of William L. Spiegel

24.6**	Power of Attorney of Joshua L. Targoff

24.7**	Power of Attorney of Christopher S. Coleman

Exhibit No.	Description

99.1	[reserved]

99.2	[reserved]

99.3	[reserved]

99.4	[reserved]

99.5**	Form F-N

**	Previously filed.
†	Certain provisions of this exhibit have been omitted and separately submitted to the Securities and Exchange Commission pursuant to a request for confidential treatment.